Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Fourth Fiscal Quarter and Full Year 2020 Financial Results and Declares Increased Distribution of $0.11 Per Share

LOS ANGELES, CA, November 19, 2020—Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter and year ended September 30, 2020.

Financial Highlights for the Quarter and Year Ended September 30, 2020

•

Total investment income was $43.6 million ($0.31 per share) and $143.1 million ($1.02 per share) for the fourth fiscal quarter and full fiscal year of 2020, respectively, as compared with $34.4 million ($0.24 per share) and $147.7 million ($1.05 per share) for the third fiscal quarter of 2020 and the full fiscal year of 2019, respectively. The increase in investment income for the quarter was primarily driven by higher make-whole interest income, original issue discount (“OID”) acceleration and prepayment fees resulting from exits of investments. The decrease in investment income for the full year was primarily driven by lower LIBOR and lower OID income, partially offset by higher make-whole interest income and prepayment fees resulting from exits of investments, a larger average investment portfolio and higher yields on new originations.

•

GAAP net investment income was $24.5 million ($0.17 per share) and $72.0 million ($0.51 per share) for the fourth fiscal quarter and full fiscal year of 2020, respectively, as compared with $16.8 million ($0.12 per share) and $67.9 million ($0.48 per share) for the third fiscal quarter of 2020 and the full fiscal year of 2019, respectively. The increase for the quarter was primarily due to higher investment income. The full-year increase was primarily driven by interest expense savings from the issuance of the 2025 Notes and subsequent repayment of the 2024 Notes and 2028 Notes and lower LIBOR, partially offset by lower investment income.

•

Adjusted net investment income was $24.5 million ($0.17 per share) and $71.6 million ($0.51 per share) for the fourth fiscal quarter and full fiscal year of 2020, respectively, as compared with $16.8 million ($0.12 per share) and $69.0 million ($0.49 per share) for the third fiscal quarter of 2020 and the full fiscal year of 2019, respectively. The increase in adjusted net investment income for the quarter was primarily driven by higher investment income. The increase in adjusted net investment income for the full year was primarily driven by interest expense savings from the issuance of the 2025 Notes and subsequent repayment of the 2024 Notes and 2028 Notes and lower LIBOR, partially offset by lower investment income.

•

Net asset value (“NAV”) per share was $6.49 as of September 30, 2020, up 6% from $6.09 as of June 30, 2020. The increase in NAV for the quarter was primarily attributable to unrealized gains resulting from price increases on liquid debt investments and the impact of tighter credit spreads on private debt investment valuations following the improvement in broader credit market conditions, realized gains on equity investments and undistributed net investment income. NAV was down 2% from $6.60 as of September 30, 2019 primarily due to depreciation of certain debt and equity investments related to increased market volatility resulting from the onset of the COVID-19 pandemic in March 2020, partially offset by undistributed net investment income.

•

Originated $148.5 million of new investment commitments and received $184.2 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended September 30, 2020. Of these new investment commitments, 83.0% were first lien loans and 16.7% were second lien loans. The weighted average yield on new debt investments was 10.6%.

•	Total debt outstanding was $714.8 million as of September 30, 2020. The total debt to equity ratio was 0.78x, and the net debt to equity ratio was 0.74x, after adjusting for cash and cash equivalents.

•

Liquidity as of September 30, 2020 was composed of $39.1 million of unrestricted cash and cash equivalents and $285.2 million of undrawn capacity under the credit facility (subject to borrowing base and other limitations). Unfunded investment commitments were $157.5 million, with approximately $94.0 million that can be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies.

•

A quarterly cash distribution was declared of $0.11 per share, a 5% increase from the prior quarter distribution and the second consecutive quarterly distribution increase. The distribution will be paid in cash and is payable on December 31, 2020 to stockholders of record on December 15, 2020.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “The fourth quarter completed a strong year for OCSL, highlighted by continued earnings growth and robust portfolio performance in a volatile and challenging investment environment. For the quarter, OCSL delivered $0.17 of net investment income per share, a record under Oaktree’s management, reflecting our ability to deploy capital on attractive terms and complemented by the successful exit of one of our recent opportunistic investments, NuStar Logistics, L.P. We also took advantage of the recent favorable market conditions to sell certain investments at gains, resulting in NAV growth of over 6% during the quarter, and bringing NAV within 2% of its pre-pandemic level as of December 31, 2019. In light of our continued strong performance, the Board of Directors announced a 5% increase to the December dividend to $0.11 per share, the second consecutive quarter with a dividend increase. All told, we believe we are very well-positioned for fiscal year 2021.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.11 per share, an increase of 5%, or $0.005 per share, from the prior quarter, payable on December 31, 2020 to stockholders of record on December 15, 2020.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended			For the year ended
($ in thousands, except per share data)	September 30, 2020 (unaudited)	June 30, 2020 (unaudited)	September 30, 2019 (unaudited)	September 30, 2020	September 30, 2019
GAAP operating results:
Interest income	$37,153	$30,112	$30,662	$125,568	$133,670
PIK interest income	2,573	2,183	1,187	7,863	5,497
Fee income	3,571	1,827	2,550	8,519	6,710
Dividend income	302	281	114	1,183	1,825

Total investment income	43,599	34,403	34,513	143,133	147,702
Net expenses	19,054	17,633	18,238	71,141	79,793

Net investment income	24,545	16,770	16,275	71,992	67,909
Net realized and unrealized gains (losses), net of taxes	46,072	103,461	(2,304)	(32,768)	58,251

Net increase (decrease) in net assets resulting from operations	$70,617	$120,231	$13,971	$39,224	$126,160

Net investment income per common share	$0.17	$0.12	$0.12	$0.51	$0.48
Net realized and unrealized gains (losses), net of taxes per common share	$0.33	$0.73	$(0.02)	$(0.23)	$0.41
Earnings (loss) per common share — basic and diluted	$0.50	$0.85	$0.10	$0.28	$0.89
Non-GAAP Financial Measures[1]:
Adjusted net investment income	$24,545	$16,770	$16,713	$71,635	$69,032
Adjusted net investment income per common share	$0.17	$0.12	$0.12	$0.51	$0.49

[1]

See Non-GAAP Financial Measures — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from net investment income to adjusted net investment income, including on a weighted-average per share basis. The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	September 30, 2020		June 30, 2020 (unaudited)		September 30, 2019
Select balance sheet and other data:
Cash and cash equivalents	$39,096		$50,728		$15,406
Investment portfolio at fair value	1,573,851		1,561,153		1,438,042
Total debt outstanding (net of unamortized financing costs)	709,315		761,002		473,367
Net assets	914,879		859,063		930,630
Net asset value per share	6.49		6.09		6.60
Total debt to equity ratio	0.78	x	0.89	x	0.51	x
Net debt to equity ratio	0.74	x	0.83	x	0.49	x

Total investment income for the quarter ended September 30, 2020 was $43.6 million and included $37.2 million of interest income from portfolio investments, $2.6 million of payment-in-kind (“PIK”) interest income, $3.6 million of fee income and $0.3 million of dividend income. Total investment income increased by $9.2 million as compared to the quarter ended June 30, 2020, primarily driven by higher make-whole interest income, OID acceleration and prepayment fees resulting from exits of investments.

Total investment income for the year ended September 30, 2020 was $143.1 million and included $125.6 million of interest income from portfolio investments, $7.9 million of PIK interest income, $8.5 million of fee income and $1.2 million of dividend income. Total investment income decreased by $4.6 million as compared to the year ended September 30, 2019, primarily driven by lower LIBOR and lower OID income, partially offset by higher make-whole interest income and prepayment fees resulting from exits of investments, a larger average investment portfolio and higher yields on new originations.

Net expenses for the quarter totaled $19.1 million, up $1.4 million from the quarter ended June 30, 2020. The increase in net expenses was primarily due to higher incentive fees resulting from higher investment income, partially offset by interest expense savings from lower LIBOR.

Net expenses for the year totaled $71.1 million, down $8.7 million from the year ended September 30, 2019. The decrease in net expenses was primarily due to interest expense savings from the issuance of the 2025 Notes in February 2020 and subsequent repayment of the 2024 Notes and 2028 Notes in March 2020 as well as lower LIBOR and lower incentive fees (net of waivers).

Adjusted net investment income was $24.5 million ($0.17 per share) for the quarter ended September 30, 2020, up from $16.8 million ($0.12 per share) for the quarter ended June 30, 2020, primarily driven by higher investment income.

Adjusted net investment income was $71.6 million ($0.51 per share) for the full fiscal year of 2020, as compared with $69.0 million ($0.49 per share) for the full fiscal year of 2019. The increase in adjusted net investment income for the full year was primarily driven by interest expense savings from the issuance of the 2025 Notes in February 2020 and subsequent repayment of the 2024 Notes and 2028 Notes in March 2020 and lower LIBOR, partially offset by lower investment income.

Net realized and unrealized gains, net of taxes, were $46.1 million for the quarter and were primarily attributable to unrealized gains resulting from price increases on liquid debt investments, the impact of tighter credit spreads on private debt investment valuations following the improvement in broader credit market conditions and realized gains on equity investments. Net realized and unrealized losses, net of taxes, were $32.8 million for the year, primarily driven by unrealized depreciation of certain debt and equity investments related to increased market volatility resulting from the onset of the COVID-19 pandemic in March 2020.

Portfolio and Investment Activity

	As of
($ in thousands)	September 30, 2020 (unaudited)	June 30, 2020 (unaudited)	September 30, 2019 (unaudited)
Investments at fair value	$1,573,851	$1,561,153	$1,438,042
Number of portfolio companies	113	119	104
Average portfolio company debt size	$15,800	$14,600	$15,300

Asset class:
Senior secured debt	84.1%	80.9%	78.6%
Unsecured debt	4.2%	7.2%	5.7%
Equity	4.1%	4.7%	6.7%
SLF JV I	7.5%	7.0%	8.8%
Limited partnership interests	0.2%	0.2%	0.2%

Non-accrual debt investments:
Non-accrual investments at fair value	$1,571	$2,497	$2,706
Non-accrual investments as a percentage of debt investments	0.1%	0.2%	0.2%
Number of investments on non-accrual	2	3	3

Interest rate type:
Percentage floating-rate	88.3%	86.2%	89.8%
Percentage fixed-rate	11.7%	13.8%	10.2%

Yields:
Weighted average yield on debt investments[1]	8.3%	8.1%	8.9%
Cash component of weighted average yield on debt investments	7.0%	6.9%	8.1%
Weighted average yield on total portfolio investments[2]	7.8%	7.6%	8.2%

Investment activity:
New investment commitments	$148,500	$260,500	$138,400
New funded investment activity[3]	$146,300	$198,500	$128,500
Proceeds from prepayments, exits, other paydowns and sales	$184,200	$127,800	$139,000
Net new investments[4]	$(37,900)	$70,700	$(10,500)
Number of new investment commitments in new portfolio companies	8	10	5
Number of new investment commitments in existing portfolio companies	3	8	4
Number of portfolio company exits	12	19	7

[1]	Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in the SLF JV I.
[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the SLF JV I.

[3]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[4]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of September 30, 2020, the fair value of the investment portfolio was $1.6 billion and was composed of investments in 113 companies. These included debt investments in 88 companies, equity investments in 35 companies, including our limited partnership interests in two private equity funds, and the Company’s investment in Senior Loan Fund JV I, LLC (“SLF JV I”). 11 of the equity investments were in companies in which the Company also had a debt investment.

As of September 30, 2020, 94.3% of the Company’s portfolio at fair value consisted of debt investments, including 62.3% of first lien loans, 21.7% of second lien loans and 10.3% of unsecured debt investments, including the debt investments in SLF JV I. This compared to 61.3% of first lien loans, 19.6% of second lien loans and 13.3% of unsecured debt investments, including the debt investments in SLF JV I at fair value as of June 30, 2020.

As of September 30, 2020, there were two investments on non-accrual status, which represented 1.2% of the debt portfolio at cost and 0.1% at fair value. During the quarter ended September 30, 2020, one investment was removed from non-accrual status following a restructuring.

The Company’s investments in SLF JV I totaled $117.4 million at fair value as of September 30, 2020, up 7% from $110.0 million as of June 30, 2020. The increase in the value of the Company’s investments in SLF JV I was primarily driven by SLF JV I’s use of leverage and unrealized appreciation in the underlying investment portfolio resulting from the improvement in broader credit market conditions during the quarter.

As of September 30, 2020, SLF JV I had $313.5 million in assets, including senior secured loans to 56 portfolio companies. This compared to $315.4 million in assets, including senior secured loans to 53 portfolio companies, as of June 30, 2020. As of September 30, 2020, one investment held by SLF JV I was on non-accrual status, which represented 0.7% of the SLF JV I portfolio at cost and 0.4% at fair value, respectively. SLF JV I generated income of $1.8 million for the Company during the quarter ended September 30, 2020, down slightly as compared to $2.0 million in the prior quarter. As of September 30, 2020, SLF JV I had $82.1 million of undrawn capacity (subject to borrowing base and other limitations) on its $250 million senior revolving credit facility, and its debt to equity ratio was 1.3x.

Liquidity and Capital Resources

As of September 30, 2020, the Company had total principal value of debt outstanding of $714.8 million, including $414.8 million of outstanding borrowings under the revolving credit facility and $300.0 million of the 2025 Notes. The funding mix was composed of 58% secured and 42% unsecured borrowings as of September 30, 2020. The Company has no near-term debt maturities, as the next scheduled maturity is for the revolving credit facility in February 2024. The Company was in compliance with all financial covenants under its credit facility as of September 30, 2020.

As of September 30, 2020, the Company had $39.1 million of unrestricted cash and cash equivalents and $285.2 million of undrawn capacity on its credit facility (subject to borrowing base and other limitations). Unfunded investment commitments were $157.5 million as of September 30, 2020, with approximately $94.0 million that can be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under our credit facility, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believe our liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of September 30, 2020, the weighted average interest rate on debt outstanding was 2.7%, unchanged as compared to 2.7% as of June 30, 2020.

The Company’s total debt to equity ratio was 0.78x and 0.89x as of September 30, 2020 and June 30, 2020, respectively. Net debt to equity ratio was 0.74x and 0.83x as of September 30, 2020 and June 30, 2020, respectively.

Recent Developments

Merger Agreement

On October 28, 2020, the Company entered into an agreement to merge with Oaktree Strategic Income Corporation (“OCSI”), an affiliated business development company managed by Oaktree Fund Advisors, LLC, with the Company as the surviving company. Under the terms of the proposed merger, OCSI shareholders will receive an amount of shares of the Company’s common stock with a NAV equal to the NAV of shares of OCSI common stock that they hold at the time of closing. The transaction is subject to approval by OCSI and the Company’s stockholders and other customary closing conditions. Assuming these conditions are satisfied, the transaction is expected to close in the first calendar quarter of 2021.

Management Fee Waiver

In connection with entry into the merger agreement described above, Oaktree has agreed to waive $750,000 of base management fees payable to it under the Investment Advisory Agreement in each of the eight quarters immediately following the closing of the transaction (for an aggregate waiver of $6.0 million of base management fees).

Upsize of Credit Facility

On October 28, 2020, the Company entered into an incremental commitment and assumption agreement in connection with the Company’s exercise of $75 million of the accordion feature under its credit facility, increasing the size of the credit facility to $775 million.

Non-GAAP Financial Measures

Adjusted Net Investment Income

On a supplemental basis, the Company is disclosing adjusted net investment income and per share adjusted net investment income, each of which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains incentive fees (“Part II incentive fee”). The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized capital depreciation on a cumulative basis. Refer to Note 11 – Related Party Transactions in our Annual Report on Form 10-K for further discussion. The Company believes that adjusted net investment income is a useful performance measure because it reflects the net investment income produced on the Company’s investments during a period without giving effect to any changes in the value of such investments and any related capital gains incentive fees between periods. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended						For the year ended
	September 30, 2020 (unaudited)		June 30, 2020 (unaudited)		September 30, 2019 (unaudited)		September 30, 2020		September 30, 2019
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$24,545	$0.17	$16,770	$0.12	$16,275	$0.12	$71,992	$0.51	$67,909	$0.48
Part II incentive fee (net of waivers)	—	—	—	—	438	—	(357)	—	1,123	0.01

Adjusted net investment income	$24,545	$0.17	$16,770	$0.12	$16,713	$0.12	$71,635	$0.51	$69,032	$0.49

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its fourth fiscal quarter and full year 2020 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on November 19, 2020. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers), participant password “Oaktree Specialty Lending.” Alternatively, a live webcast of the conference call can be accessed on Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10148621, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition or the two-step merger of OCSI with and into the Company (the “Mergers”). The forward-looking statements may include statements as to: future operating results of OCSI and the Company and distribution projections; business prospects of OCSI and the Company and the prospects of their portfolio companies; and the impact of the investments that OCSI and the Company expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the timing or likelihood of the Mergers closing; (ii) the expected synergies and savings associated with the Mergers; (iii) the ability to realize the anticipated benefits of the Mergers, including the expected elimination of certain expenses and costs due to the Mergers; (iv) the percentage of OCSI and the Company’s stockholders voting in favor of the proposals submitted for their approval; (v) the possibility that competing offers or acquisition proposals will be made; (vi) the possibility that any or all of the various conditions to the consummation of the Mergers may not be satisfied or waived; (vii) risks related to diverting management’s attention from ongoing business operations; (viii) the risk that stockholder litigation in connection with the Mergers may result in significant costs of defense and liability; (ix) changes in the economy, financial markets and political environment, (x) risks associated with possible disruption in the operations of OCSI and the Company or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (xi) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (xii) conditions in OCSI’s and the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; (xiii) general considerations associated with the COVID-19 pandemic; and (xiv) other considerations that may be disclosed from time to time in OCSI’s and the Company’s publicly disseminated documents and filings. OCSI and the Company have based the forward-looking statements included in this press release on information available to them on the date of this press release, and they assume no obligation to update any such forward-looking statements. Although OCSI and the Company undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that OCSI and the Company in the future may file with the Securities and Exchange Commission, including a registration statement on Form N-14 that the Company will file in connection with the Mergers, a joint proxy statement on Schedule 14A that the OCSI and the Company will file in connection with the Mergers, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	September 30, 2020	June 30, 2020 (unaudited)	September 30, 2019
ASSETS
Investments at fair value:
Control investments (cost September 30, 2020: $245,950; cost June 30, 2020: $255,481; cost September 30, 2019: $224,255)	$201,385	$200,799	$209,178
Affiliate investments (cost September 30, 2020: $7,551; cost June 30, 2020: $8,367; cost September 30, 2019: $8,449)	6,509	7,249	9,170
Non-control/Non-affiliate investments (cost September 30, 2020: $1,415,669; cost June 30, 2020: $1,432,729; cost September 30, 2019: $1,280,310)	1,365,957	1,353,105	1,219,694

Total investments at fair value (cost September 30, 2020: $1,669,170; cost June 30, 2020: $1,696,577; cost September 30, 2019: $1,513,014)	1,573,851	1,561,153	1,438,042
Cash and cash equivalents	39,096	50,728	15,406
Interest, dividends and fees receivable	6,935	8,768	11,167
Due from portfolio companies	2,725	2,719	2,616
Receivables from unsettled transactions	9,123	14,106	4,586
Deferred financing costs	5,947	6,383	6,396
Deferred offering costs	67	67	—
Deferred tax asset, net	847	766	—
Derivative assets at fair value	223	870	490
Other assets	1,898	2,007	2,335

Total assets	$1,640,712	$1,647,567	$1,481,038

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,072	$903	$1,589
Base management fee and incentive fee payable	11,212	12,989	10,167
Due to affiliate	2,130	2,213	2,689
Interest payable	1,626	4,225	2,296
Payables from unsettled transactions	478	7,172	59,596
Deferred tax liability	—	—	704
Credit facility payable	414,825	466,825	314,825
Unsecured notes payable (net of $3,272, $3,457 and $2,708 of unamortized financing costs as of September 30, 2020, June 30, 2020 and September 30, 2019, respectively)	294,490	294,177	158,542

Total liabilities	725,833	788,504	550,408

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 140,961 shares issued and outstanding as of September 30, 2020, June 30, 2020 and September 30, 2019	1,409	1,409	1,409
Additional paid-in-capital	1,487,774	1,487,774	1,487,774
Accumulated overdistributed earnings	(574,304)	(630,120)	(558,553)

Total net assets (equivalent to $6.49, $6.09 and $6.60 per common share as of September 30, 2020, June 30, 2020 and September 30, 2019, respectively)	914,879	859,063	930,630

Total liabilities and net assets	$1,640,712	$1,647,567	$1,481,038

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended September 30, 2020 (unaudited)	Three months ended June 30, 2020 (unaudited)	Three months ended September 30, 2019 (unaudited)	Year ended September 30, 2020	Year ended September 30, 2019
Interest income:
Control investments	$2,330	$2,558	$2,836	$9,832	$11,886
Affiliate investments	88	127	101	467	206
Non-control/Non-affiliate investments	34,733	27,406	27,640	114,947	120,888
Interest on cash and cash equivalents	2	21	85	322	690

Total interest income	37,153	30,112	30,662	125,568	133,670

PIK interest income:
Control investments	—	—	—	—	67
Non-control/Non-affiliate investments	2,573	2,183	1,187	7,863	5,430

Total PIK interest income	2,573	2,183	1,187	7,863	5,497

Fee income:
Control investments	15	13	6	42	25
Affiliate investments	5	5	5	20	19
Non-control/Non-affiliate investments	3,551	1,809	2,539	8,457	6,666

Total fee income	3,571	1,827	2,550	8,519	6,710

Dividend income:
Control investments	299	281	114	1,180	1,825
Non-control/Non-affiliate investments	3	—	—	3	—

Total dividend income	302	281	114	1,183	1,825

Total investment income	43,599	34,403	34,513	143,133	147,702

Expenses:
Base management fee	6,005	5,988	5,496	22,895	22,343
Part I incentive fee	5,206	3,556	3,545	15,194	14,873
Part II incentive fee	—	—	(403)	(5,557)	10,194
Professional fees	678	545	720	2,532	2,906
Directors fees	142	143	142	570	570
Interest expense	6,133	6,406	6,960	26,289	32,426
Administrator expense	330	373	388	1,524	1,941
General and administrative expenses	560	622	549	2,494	2,530

Total expenses	19,054	17,633	17,397	65,941	87,783
Reversal of fees waived / (fees waived)	—	—	841	5,200	(7,990)

Net expenses	19,054	17,633	18,238	71,141	79,793

Net investment income	24,545	16,770	16,275	71,992	67,909

Unrealized appreciation (depreciation):
Control investments	10,117	13,790	52	(29,488)	1,519
Affiliate investments	76	(45)	(179)	(1,763)	(360)
Non-control/Non-affiliate investments	29,922	87,225	2,621	10,904	39,689
Secured borrowings	—	—	(2,624)	—	(2,719)
Foreign currency forward contracts	(647)	(398)	695	(267)	328

Net unrealized appreciation (depreciation)	39,468	100,572	565	(20,614)	38,457

Realized gains (losses):
Control investments	(4,932)	—	—	(4,155)	—
Non-control/Non-affiliate investments	13,502	2,821	(6,248)	(4,615)	15,300
Extinguishment of unsecured notes payable	—	—	—	(2,541)	—
Secured borrowings	—	—	2,625	—	2,625
Foreign currency forward contracts	(2,123)	—	1,097	(2,613)	2,880

Net realized gains (losses)	6,447	2,821	(2,526)	(13,924)	20,805

Provision for income tax (expense) benefit	157	68	(343)	1,770	(1,011)

Net realized and unrealized gains (losses), net of taxes	46,072	103,461	(2,304)	(32,768)	58,251

Net increase (decrease) in net assets resulting from operations	$70,617	$120,231	$13,971	$39,224	$126,160

Net investment income per common share — basic and diluted	$0.17	$0.12	$0.12	$0.51	$0.48
Earnings (loss) per common share — basic and diluted	$0.50	$0.85	$0.10	$0.28	$0.89
Weighted average common shares outstanding — basic and diluted	140,961	140,961	140,961	140,961	140,961